                                                                   EXHIBIT 99(B)

April 27, 2000

To the Investment Community:

Operating income in the first quarter of 2000 totaled $73.6 million, up 17 percent from $62.8 million in the first quarter of 1999. On a diluted basis, first quarter 2000 operating income per share was $0.82, or 17 percent higher than the $0.70 earned in the first quarter of 1999. Operating earnings for the first quarter of 2000 were slightly higher than the First Call analysts' consensus estimate of $0.81 per share.

The first quarter of 2000 was characterized by very strong sales of life insurance, individual annuities and mutual funds. Individual life insurance sales in the first quarter of 2000 were up 42 percent and group insurance sales were up 28 percent, compared with the first quarter of 1999. Individual annuity sales in the first quarter were up 30 percent, over the same period in 1999, reflecting growth of 33 percent in variable annuity sales and 27 percent in fixed annuity sales. Mutual fund sales in the first quarter of 2000 reached $2.3 billion, compared with $211 million in the first quarter of 1999. Note that on a `same stores' basis (including Pilgrim sales, on a pro forma basis), mutual fund sales in the first quarter of 1999 were $456 million.

The Pilgrim acquisition, which closed in the fourth quarter of 1999, continues to outperform, with sales and earnings exceeding our expectations. The strong sales are translating into increased assets under management. Mutual fund assets under management rose from $4.1 billion at March 31, 1999 to $16.7 billion at March 31, 2000. Mutual fund operations contributed $6.6 million to operating earnings in the first quarter, compared with $1.7 million in mutual fund earnings in the first quarter of 1999.

During the first quarter of 2000, each of our other business segments also reported growth in operating earnings from the first quarter of 1999, including ReliaStar Life & Annuity, Worksite Financial Services, and Reinsurance.

     Financial Highlights Summary
--------------------------------------------------------------------------------
      ($ in millions, except
          per-share data)                                             Percent
                                              1Q00         1Q99        Change
                                         ---------------------------------------

     Operating income                         $73.6         $62.8          17
     Net realized investment
         gains (losses)                         0.5           1.6
                                         --------------------------
     Net income                               $74.1         $64.4          15
                                         ==========================

     Per diluted share:
         Operating income                     $0.82        $0.70           17
         Net realized investment
              gains (losses)                    --          0.01
                                         --------------------------
         Net income                           $0.82        $0.71           15
                                         ==========================

     Operating income-based
          return on equity                    14.6%         15.1%

     Return on equity, based on
          operating income before
          3Q99 reinsurance charge             15.7%         15.1%

      Book value per common share           $23.62        $21.38

     Operating income
         per diluted share before
         amortization of goodwill             $0.86        $0.72           19

Notes:
1) ROE calculatons are for the 12 months ended March 31 and exclude special items and the accumulated other comprehensive income component of shareholders' equity.
2) Book values per common share exclude the accumulated other comprehensive income component of shareholders' equity.
--------------------------------------------------------------------------------

SALES RESULTS

In the first quarter of 2000, insurance product sales totaled $585.4 million, up 13 percent from the first quarter of 1999, reflecting strong sales growth in individual life insurance, individual annuities, and group health insurance.

      Sales (Annualized New Premiums and Deposits)
--------------------------------------------------------------------------------
      ($ in millions)
                                                                      Percent
                                             1Q00         1Q99        Change
                                         ---------------------------------------
      ReliaStar Life & Annuity:
           Individual life insurance        $  35.5       $  26.8          32%

           Variable annuities                 153.0         114.7          33
           Fixed annuities                    114.4          90.4          27
                                         --------------------------
                Total annuities               267.4         205.1          30
                                         --------------------------
                Total RLA                     302.9         231.9          31

      Worksite Financial Services:
           Group life insurance                35.7          37.7          (5)
           Group health insurance              28.2          12.3         129
           401(k) plans                       160.3         152.1           5
           Individual life insurance            8.4           4.1         105
                                         --------------------------
                Total WFS                     232.6         206.2          13
                                         --------------------------

     Total Life&Annuity and Worksite          535.5         438.1          22
     ---------------------------------------------------------------------------

      Reinsurance                              49.9          81.4         (39)

      Total insurance product sales          $585.4        $519.5          13
     ---------------------------------------------------------------------------

      Pilgrim mutual funds                 $2,347.5        $211.3       1,011
      Broker/dealer revenues               $   63.4        $ 36.7          73

Notes:
1) Beginning in 2Q99, individual life insurance sales include lump-sum deposits reported on a weighted basis, for all periods presented.
2) Beginning in 1Q00, mutual fund sales include Pilgrim deposits received from sales of proprietary individual variable products, for all periods presented.

--------------------------------------------------------------------------------


Cross-selling efforts generated $267.5 million in enterprise sales for the first quarter of 2000, up from $124.8 million in the first quarter of 1999.

o ReliaStar Life and Annuity sales totaled $302.9 million in the first quarter of 2000, or 31 percent higher than in the first quarter of 1999. With a wide offering of fixed and variable products, we are well positioned to meet consumer needs in a variety of different interest rate and equity market environments.

Individual life insurance sales totaled $35.5 million in the first quarter of 2000, up 32 percent from the first quarter of 1999, reflecting strong growth in sales of variable universal life (up 49 percent) and term life insurance (up 77 percent). Strong life insurance sales were partly a result of carryover from the Triple X regulation, which boosted sales of some fixed life insurance products at year-end. However, the count of new applications received in every week of 2000 has been higher than the application count in the corresponding week of 1999, signaling strength in sales across all life insurance product lines. By distribution channel, the ReliaStar Life personal producing general agents' (PPGAs) sales of individual life insurance were up 40 percent in the first quarter of 2000, compared with the same period last year; and sales of individual life insurance by the Security-Connecticut brokerage general agents
(BGAs) were up 43 percent.

Sales of individual annuities in the current quarter totaled $267.4 million, up 30 percent from the same period in 1999. Variable annuity sales totaled $153.0 million, or 33 percent higher than in the first quarter of 1999, reflecting tremendous growth in VA sales by the registered reps of our broker/dealer operations. Fixed annuity sales totaled $114.4 million in the first quarter of 2000, or 27 percent higher than in the same period last year, primarily as a result of sharply increased selling activity in our brokerage annuity operation. We expect that sales of individual variable annuities will benefit from the addition of Pilgrim mutual funds to our variable account fund choices and the introduction of a new VA product, which are both scheduled to occur in May of 2000.

o The Worksite Financial Services segment reported total sales of $232.6 million in the first quarter of 2000, up 13 percent from the first quarter of 1999. The increase in 2000 reflected strong growth in sales of group non-medical health insurance (up 129 percent) and payroll deduction individual life insurance (up 105 percent).

o Reinsurance segment sales in the first quarter of 2000 were $49.9 million, down 39 percent from the first quarter of 1999. The current environment is difficult for this business and ReliaStar has chosen to maintain a high level of underwriting discipline on both new and renewing business. As a result, sales in the first quarter of 2000 were lower than expected.

o Mutual fund sales in the first quarter were $2.3 billion, up from $211 million in the first quarter of 1999, as a result of the acquisition of Pilgrim. Sales of mutual funds were up from $456 million in the first quarter of 1999, including the sales results of Pilgrim in both periods, on a pro forma basis. These outstanding sales results reflect a strong equity market, the superior track record of the Pilgrim funds' performance and the effectiveness of Pilgrim's wholesaling efforts.

o Transactions conducted through the broker/dealer operations of Washington Square Securities, Inc. (supporting our personal producing general agents) and PRIMEVEST (our bank marketing operation) generated revenues of $63.4 million in the current quarter, up 73 percent from the first quarter of 1999. Through our various independent distribution channels, ReliaStar is focused on gathering consumer assets. Building ReliaStar assets under management through the accumulation of our registered reps' client assets into ReliaStar products will be a key driver of future earnings growth. Total client assets of the registered reps of our two broker/dealers reached an estimated $20.4 billion at March 31, 2000, up 31 percent from March 31, 1999.

[Sales results will fluctuate from quarter to quarter due to a variety of factors, including volatility in market interest rates, the popularity of equity-based investment products, and the incidence of large single employer or single treaty sales in the group, 401(k), and reinsurance business lines. Sales figures are reported on a `gross of retrocession' basis; ReliaStar uses retrocession to cede a portion of the risk underwritten in most lines of its insurance and reinsurance business.]

     Operating Earnings by Segment
--------------------------------------------------------------------------------
      ($ in millions)
                                                                      Percent
                                             1Q00         1Q99        Change
                                         ---------------------------------------
     RLA:  Life insurance                     $23.2         $18.2          27%
     RLA:  Annuities                           24.9          26.9          (7)
                                         --------------------------
        Total ReliaStar Life & Annuity         48.1          45.1           7

     Worksite Financial Services               15.6          14.9           5
     Reinsurance                                7.0           6.7           4
     Mutual Funds                               6.6           1.7         288
     Other Business Units                       2.3           1.4          64
     Corporate                                 (6.0)         (7.0)         nm
                                         --------------------------

                                              $73.6         $62.8          17
                                         ==========================

Notes:
1) Operating income excludes net realized investment gains and losses.
2) Prior period segment financial data have been restated to reflect the 1Q00 realignment of business segments, for all periods presented.


--------------------------------------------------------------------------------

SEGMENT EARNINGS

Beginning in the first quarter of 2000, business segment results have been realigned to reflect changes in the management of the business segments; see "Note" regarding restatement of historical results (below).

o ReliaStar Life & Annuity (RLA) operating income was $48.1 million in the first quarter of 2000, up 7 percent over the first quarter of 1999, reflecting increased assets under management and lower operating expense levels, offset in part by lower interest spreads and higher surrender rates. The RLA segment includes the operations of individual life insurance (RLA-Life), which totaled $23.2 million in operating income in the first quarter of 2000 (up 27 percent from 1999), and the operations of individual annuities (RLA-Annuity), which totaled $24.9 million in operating income (down 7 percent from 1999).

     RLA-Life assets under management increased to $4.9 billion at March 31, 2000, from $4.5 billion at March 31, 1999. RLA-Life general account assets totaled $3.7 billion at March 31, 2000, compared with $3.7 billion at March 31, 1999.

     The interest spread in the first quarter of 2000 was 229 basis points, down from 237 basis points in the first quarter of 1999, reflecting a 13-basis-point decrease in the portfolio yield and a five-basis-point decrease in the average crediting rate. RLA-Life separate account assets increased to $1.2 billion at March 31, 2000, up 54 percent from $778 million at March 31, 1999.

     Compared with the first quarter of 1999, lower operating expenses (reflecting both continued expense management and strong sales growth in the quarter) increased RLA-Life operating earnings in the first quarter of 2000. Operating earnings in the first quarter of 2000 also benefited from increased levels of fee-based revenues on interest-sensitive products. The effect of mortality experience on operating earnings was essentially the same in the first quarters of 2000 and 1999.

     RLA-Annuity assets under management increased to $11.3 billion at March 31, 2000, from $10.3 billion at March 31, 1999. RLA-Annuity general account assets totaled $8.4 billion at March 31, 2000, compared with $8.4 billion at March 31, 1999. The interest spread in the first quarter of 2000 was 281 basis points, down from 287 basis points in the first quarter of 1999, reflecting a 7-basis-point decrease in the portfolio yield and a one-basis-point decrease in the average crediting rate. RLA-Annuity separate account assets increased to $2.8 billion at March 31, 2000, up 49 percent from $1.9 billion at March 31, 1999.

     Higher surrenders reduced operating earnings of RLA-Annuity in the first quarter of 2000, compared with the first quarter of 1999. Higher operating expenses also affected operating earnings in the first quarter of 2000.

o Worksite Financial Services (WFS) operating income in the first quarter of 2000 totaled $15.6 million, or 5 percent higher than in the same period of last year. Results for the employee benefits unit, totaling $9.8 million, or 63 percent of WFS operating earnings, were 9 percent higher in the first quarter of 2000 than in the same period of 1999, reflecting higher volume of group life business. Operating earnings from the payroll deduction products unit (16% of total WFS) were essentially unchanged from the first quarter of 1999.

     The retirement plans unit contributed 22% of WFS operating earnings in the first quarter of 2000. Within this unit, growth in 401(k) plan operating earnings in the first quarter of 2000 was essentially offset by the effect of decreased earnings from the closed block of pension business, which is in run-off. At March 31,

     2000, 401(k) assets under management totaled $2.9 billion, up 45 percent from $2.0 billion a year ago.

o Operating income from the Reinsurance segment in the first quarter was $7.0 million, up 4 percent from the same quarter of last year. The current environment is difficult for this business and ReliaStar has chosen to maintain a high level of underwriting discipline on both new and renewing business. As a result, premiums and earnings were lower than expected in the first quarter of 2000. Overall claims experience in the first quarter of 2000 was essentially in line with expectations; the aggregate claims ratio was 65.2 percent, compared with 66.8 percent in the first quarter of 1999 and 70.0 percent in the fourth quarter of 1999.

     In the third quarter of 1999, ReliaStar recorded an operating charge to accrue for all incurred and prospective losses on all reinsurance business written by two independent reinsurance managing underwriters, with whom ReliaStar has terminated its relationships. The claims development through the first quarter of 2000 on the terminated business has been consistent with the assumptions underlying the loss accrual recorded in the third quarter, and the terminated business had no impact on earnings in the first quarter of 2000.

     Claims experience and overall profitability of workers compensation carve-out reinsurance (including ReliaStar's 5 percent participation in the Unicover pool in its final underwriting year) in the first quarter of 2000 were consistent with those of the same period in 1999 and in line with expectations. There has been no change in the status of the AIG lawsuit against ReliaStar, which is expected to go to trial later in 2000; ReliaStar believes that AIG's case is without merit and has filed a motion for summary judgment.

o Mutual Funds (Pilgrim) operating earnings totaled $6.6 million in the first quarter of 2000, up from $1.7 million in the first quarter of 1999. The Pilgrim acquisition, which closed in the fourth quarter of 1999, continues to outperform, with sales and earnings exceeding our expectations. The strong sales are translating into increased assets under management. Mutual fund assets under management rose from $4.1 billion at March 31, 1999 to $16.7 billion at March 31, 2000.

"Other Business Units" includes our broker/dealer operations and banking and trust operations. Together, these units reported operating income of $2.3 million in the first quarter of 2000, up from $1.4 million in the same period of last year, primarily as a result of increased broker/dealer volume.

"Corporate" includes financing costs, amortization of goodwill, other unallocated expenses, and inter-segment eliminations and adjustments. Corporate posted operating losses of $6.0 million in the first quarter of 2000 and $7.0 million in the first quarter of 1999. Compared with the same period in 1999, Corporate results in the first quarter of 2000 reflected higher interest expense relating to increased borrowings and additional goodwill amortization expense, offset by increased earnings on corporate invested assets and lower expenses.

RESTATEMENT OF HISTORICAL FINANCIAL DATA

ReliaStar has realigned its reporting segments to conform to changes in responsibility for the management of certain business operations. Most notable among these changes is the combination of the Personal Financial Services and Tax-Sheltered and Fixed Annuity segments into a new segment, ReliaStar Life & Annuity (RLA). RLA life and annuity operations will be reported separately. We have restated previously reported segment financial data to reflect these changes. Consolidated operating earnings and net income are not affected by these business segment restatements.

In connection with combining the management responsibility of the RLA segment and ongoing initiatives to implement best practices, we have changed the way we classify certain transactions within our income statements. While the reclassification amounts are not material to previously reported results, we believe that they improve reporting overall, and will facilitate analysis of our business results. We have restated previously reported income statements to reflect the income statement line item reclassifications. These reclassifications have no impact on operating earnings or net income.

NEW RETAIL MARKETING WEB SITE LAUNCHED

On April 15, 2000, ReliaStar launched a new Web site, IhateFinancialPlanning.com
(IHFP). The site is designed to appeal to the millions of middle-income internet users who understand that financial planning is important, but who do not have a trusted financial advisor and have not yet developed a financial plan. As the name suggests, the IHFP site uses humor to attract and educate consumers on a broad array of financial planning topics. Immediate fulfillment options include direct contact by e-mail or phone with an IHFP financial planner, direct purchase of investment products, or referral to an independent financial professional. Additional enhancements, including the ability to purchase insurance and banking products on the site are planned in upcoming months.

MONEY MANAGER ACQUISITION ANNOUNCED

On February 29, 2000, ReliaStar announced that it had signed an agreement to acquire Lexington Global Asset Managers in a stock-and-cash transaction valued at $47.5 million. Lexington has 13 mutual funds, including several international equity funds, and $3.6 billion in assets under management. The transaction is expected to close in July of 2000.

SUPPLEMENTAL FINANCIAL DATA

Average common shares, on a diluted basis, for the first quarters of 2000 and 1999 totaled 90.2 million and 90.1 million, respectively. At March 31, 2000, there were 89.5 million common shares outstanding. Book value per common share, excluding the FAS 115 adjustment for unrealized investment gains and losses, increased during the first quarter to $23.62 from $23.10 at December 31, 1999. Book value per common share, including the FAS 115 adjustment, increased during the first quarter to $22.10 from $21.89 at December 31, 1999.

FINANCIAL GOALS

ReliaStar is focused on three key financial goals for long-term growth and profitability. The objective behind these goals is to deliver top quartile performance within our life insurance peer group. Our goals are to:

(1) Maintain an average annual growth rate of at least 13 percent in statutory premiums and deposits and fee revenues.

     Statutory premiums and deposits and fee revenues totaled $1.2 billion in the first quarter of 2000, which was 20 percent higher than the total in the first quarter of 1999. Statutory premiums and deposits and fee revenues for the twelve months ended March 31, 2000 were up 19 percent over the total for the twelve months ended March 31, 1999.

(2) Maintain an annual growth rate of at least 12 to 14 percent in operating income per share.

     Operating earnings per share in the first quarter of 2000 were up 17 percent from operating earnings per share in the first quarter of 1999. Excluding special charges in both periods, operating earnings per share for the twelve months ended March 31, 2000 were one percent higher than operating earnings per share for the twelve months ended March 31, 1999, reflecting the $21.3 million after-tax reinsurance charge taken in the third quarter of 1999.

(3)  Maintain an operating income-based return on equity of 16 percent.

     Excluding special items in both periods, operating income-based ROE was
     14.6 percent for the twelve months ended March 31, 2000, compared with 15.1 percent for the twelve months ended March 31, 1999.

Management remains committed to achieving ReliaStar's stated financial goals in 2000 and beyond.

EARNINGS GUIDANCE FOR 2000

Earnings from the Reinsurance unit are now expected to be lower in 2000 than the $40-44 million, originally projected. However, operating earnings from mutual fund operations and investment income in 2000 are both expected to exceed planned levels. This combination causes management to be very confident in the company's ability to meet its financial objectives in 2000 and to reaffirm the earnings guidance issued at the beginning of the year. Current analyst estimates for ReliaStar operating earnings per share in 2000 range from $3.35 to $3.55, with a First Call consensus of $3.46. Management is comfortable with estimates near the middle of this range.

CHAIRMAN'S MESSAGE

An audio recorded message from John G. Turner, Chairman and Chief Executive Officer, discussing the results of the quarter will be available for playback beginning at approximately 4:00 p.m. (EDT). To access this recorded message, please dial 800-405-2236, passcode 708019#. The recording will be available through 5 p.m. (EDT) on Saturday, May 6.

CERTAIN FORWARD-LOOKING INFORMATION

This report and earlier filings contain forward-looking information, including information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" which discuss earnings guidance, known trends and uncertainties, interest, reinsurance claims experience, withdrawal and surrender activity, direction of new investment cash flow, impacts of changes in interest rates on the Insurers' investment portfolio and strategies to mitigate such effects. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward- looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information is indicated by the use of such words as "anticipates," "expects," "believes," "should," "could," "intends," "estimates," and "may," or other comparable language. ReliaStar identifies the following important factors that could cause ReliaStar's actual results to differ materially from any results that might be projected by ReliaStar in forward-looking information. All of these factors are difficult to predict, and many are beyond the control of the Company. Accordingly, although ReliaStar believes that the assumptions underlying the forward-looking information are reasonable, there can be no assurances that those assumptions will approximate actual experience.

The important factors include the following:

o General economic conditions, including prevailing interest rates and the performance of the stock market which may affect the Company's ability to sell its products;
o    The market value of the Company's investments;
o The lapse rate and profitability of the insurance policies issued by ReliaStar;
o Mortality and morbidity factors in ReliaStar's insurance business (including the effect of the Company's reinsurance and retrocession risk management programs);
o Changes in federal tax laws, which could adversely affect the tax advantages of certain of the Company's products;
o Legislative or regulatory changes affecting financial institutions, including those affecting bank sales and underwriting of insurance products and regulation of the sale, underwriting and pricing of insurance products;
o    Industry consolidation and competition; and
o    Retention of key employees.

You should also consider other risks and uncertainties discussed in documents filed by ReliaStar with the Securities and Exchange Commission. ReliaStar has no obligation to update forward-looking information.




Investor Contacts:                  Karin E. Glasgow,
                                    AVP, Investor Relations
                                    612-342-3979

                                    Chris Daniels
                                    612-342-7288

                                    Ruth Strauss
                                    612-342-7190

                            ReliaStar Financial Corp.
                        Financial Highlights (Unaudited)
                      (In Millions, Except Per Share Data)

--------------------------------------------------------------------------------
                                                             Three Months
                                                            Ended March 31
                                                       -------------------------
                                                         2000             1999
                                                        -------          -------
Premium Revenues                                         $301.9           $286.1
Total Revenues                                            800.6            718.8

Operating Income                                          $73.6            $62.8
Net Realized Investment Gains (After-Tax)                   0.5              1.6
                                                      ---------        ---------
  Net Income                                              $74.1            $64.4
                                                      =========        =========
Per Common Share:

Basic:

  Operating Income                                        $0.82            $0.71
  Net Realized Investment Gains (After-Tax)                0.01             0.02
                                                      ---------        ---------
   Net Income                                             $0.83            $0.73
                                                      =========        =========
Diluted:

  Operating Income                                        $0.82            $0.70
  Net Realized Investment Gains (After-Tax)                0.00             0.01
                                                      ---------        ---------
   Net Income                                             $0.82            $0.71
                                                      =========        =========
 Weighted Average Common Shares:
   Basic                                                   89.3             88.8
   Diluted                                                 90.2             90.1

--------------------------------------------------------------------------------

Revenue Measures
  Statutory Premiums and Deposits (Statutory
   Accounting Basis)
    ReliaStar Life and Annuities Segment
       Life                                              $202.7           $181.3
       Annuities                                          351.1            287.5
                                                      ---------        ---------
         Total                                            553.8            468.8
    Worksite Financial Services Segment                   407.8            340.6
    Reinsurance Segment                                    97.4            107.5
                                                      ---------        ---------
      Total Statutory Premiums and Deposits             1,059.0            916.9
  Fee Revenues (GAAP Accounting Basis)                    108.2             57.9
                                                      ---------        ---------
      Total Statutory Premiums and Deposits
       and Fee Revenues                                $1,167.2           $974.8
                                                      =========        =========
  Assets Under Management (End of Period)
    Invested Assets                                   $14,924.9        $14,476.0
    Managed Assets                                     23,463.7          8,678.2
                                                      ---------        ---------
      Total Assets Under Management                   $38,388.6        $23,154.2
                                                      =========        =========
--------------------------------------------------------------------------------

Notes:
Premium revenues are determined in accordance with generally accepted accounting principles and do not recognize premiums and deposits received on interest sensitive products.

Invested assets exclude unrealized investment gains and losses recorded in accordance with SFAS No. 115. The amounts excluded were an unrealized loss of $247.1 million at March 31, 2000, and an unrealized gain of $314.3 million at March 31, 1999.

Certain prior period financial data has been restated to conform to current period presentation.